Filed Pursuant to Rule 433
Registration No. 333-158385

Global Banking and Markets

HSBC

Structured Investments
in the United States

A World of Solutions for Today's Markets

HSBC Structured Investments provide an alternative or complement to traditional long-only investments, and can offer unique risk-return profiles to address investment objectives, such as risk management, periodic income, and enhanced returns.

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Search CUSIP / ISIN | Year of issuance: All | Asset classes: All | Payoff type: All | Go | Reset

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CUSIP / Product	Asset class	Payoff	Issuance date	Maturity date	Final documentation
40428EPN3	Equity	Averaging	01/13/05	07/18/11	
40428EWJ4	Equity	Miscellaneous	01/17/05	07/20/11	
40428ETE9	Equity	Averaging	07/26/05	07/29/11	
40428ETU3	Equity	Averaging	08/26/05	08/31/11	
40428ETM1	Equity	Averaging	08/31/05	09/06/11	
40428EUG2	Equity	Averaging	09/26/05	09/28/11	
40428EVC0	Equity	Averaging	10/18/05	10/21/11	
40428EVE6	Equity	Miscellaneous	10/18/05	08/23/11	
40428EVX4	Equity	Miscellaneous	11/18/05	08/23/11	
40428EVW6	Equity	Averaging	11/22/05	11/28/11	

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The returns on HSBC structured investments are linked to the performance of various market measure underliers. Investing in a structured investment is not equivalent to investing directly in the underlier. Before investing, clients should carefully read the offering documents for the specific issuance which will explain the terms of the issuance as well as the risks related to the issuance. An investment in structured investments involves risks. These risks will depend on the terms of the specific issuance and the nature of the underlying market measure and could include: fluctuations in the price, level or yield of the underlier, changes in interest rates, currency values or credit quality, substantial or complete loss of principal, limits on participation in appreciation of the underlying instrument, limited liquidity, exposure to HSBC credit risk and certain conflicts of interest.

HSBC operates in various jurisdictions through its affiliates, including, but not limited to, HSBC Bank USA, N.A. and HSBC Securities (USA) Inc., member of NYSE, FINRA and SIPC.

HSBC Securities (USA) Inc. – Structured Investments

General Information

The information provided on this website is not intended for distribution to, or use by, any person or entity outside the Unites States or in any jurisdiction where such distribution or use would be contrary to law or regulation or which would subject the distributors of this product or their affiliates to any registration requirement within such jurisdiction. Some products and services may not be available in all jurisdictions or to all persons.

The information on the Structured Investments described on this page is not, and is not intended to be, a complete discussion of all material information about the those Structured Investments including the risks related to purchasing Structured Investments. If you are considering purchasing any Structured Investments, you should carefully read the relevant prospectus, prospectus supplement, pricing supplement or other applicable offering document prior to making a purchase. The information on Structured Investments does not constitute a specific recommendation to buy them. The Structured Investments referenced do not take into account the investment objectives, financial situation or particular needs of any specific person and you should consult with your own advisors prior to any purchase of a Structured Investment.

The content of this website has been prepared based upon sources, materials and systems believed to be reliable and accurate and are provided to you on an “as is” basis. Any content relating to a specific issuance of any of the Structured Investments contained on the Structured Investments page or elsewhere through out this website, is subject to change or cancellation without prior notice. It is your responsibility to verify any information contained in this website before making an investment decision.

Special Risks Concerning Structured Investments

For a comprehensive list of risk factors associated with each Structured Investment, please refer to the disclosure document provided by your financial advisor or broker. The applicable prospectus, prospectus supplement, price supplement or other offering document for a specific offering of Structured Products sets forth the specific risks associated therewith, including possible loss of principal or your purchase price and exposure to the credit risk of the relevant issuer. Structured Investments may be issued by HSBC USA Inc. or HSBC Bank USA, National Association. If the Structured Investments are issued by HSBC USA Inc. an investor will be subject to the credit risk of HSBC USA Inc. since those Structured Investments will be senior unsecured debt obligations of HSBC USA Inc. which are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. If the Structured Investments are certificates of deposit issued by HSBC Bank USA, National Association an investor will be subject to the credit risk of HSBC Bank USA, National Association to the extent the insurance limits of the Federal Deposit Insurance Corporation are exceeded as well as for any amounts payable on such Structured Investments that are not insured by the Federal Deposit Insurance Corporation. Structured Investments may not provide for any minimum repayment and thus may be riskier than other debt securities. There may not be a liquid market for Structured Investments, and they are generally designed to be held to maturity. Structured Investments are subject to investment risk and any early repayment could result in a loss of principal investment. The return on a Structured Investment is linked to the performance of a particular market measure and therefore any investment will carry risks similar to an investment in the components of that market measure. Prices associated with the components of the market measure may change unpredictably, affecting the value of the market measure and thus the value of the particular Structured Investment. Investing in a Structured Investment is not equivalent to investing directly in the components of the relevant market measure or the relevant market measure itself.

The market value of a Structured Investment may be influenced by many unpredictable factors, including market conditions affecting the underlying market measure components relevant to the specific Structured Investment. Other factors, including the actual or perceived creditworthiness of the issuer, interest rates and general economic, financial, political, regulatory or judicial events will affect the value of Structured Investment. Risks include issuer risks and for Structured Investments providing for periodic distributions, the risk of no distributions. A trading market for a particular series of Structured Investments may not develop. Affiliates of the issuers of Structured Investments and the broker-dealers distributing Structured Investments may engage in limited purchase and resale transactions. However, they are not required to do so and, if they engage in such transactions, they may stop at any time.

Unless otherwise stated, any pricing information in this website is indicative only, is subject to change and is not an offer to deal. Where relevant, the price quoted is exclusive of tax and delivery costs and commissions. Any reference to the terms of executed transactions should be treated as preliminary.

Neither the issuers involved in any particular series of Structured Investments nor any distributor thereof, including HSBC Securities (USA) Inc., are providing tax advice and nothing contained herein should be construed as such. Structured Investments may have special tax considerations and may generate tax obligations in years in which no actual income has been received. You should discuss the tax implications of Structured Investments with your independent tax advisor. Any discussion of U. S. tax matters contained herein is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U. S. tax –related penalties.

This information is not a research publication. Any research summary will be identified as such and is subject to specific disclaimers associated with that report. The issuers of Structured Investments featured herein, the distributors of such Structured Investments and any of their respective affiliates may trade for their own accounts in any of the securities of issuers mentioned herein or in related investments, and may also from time to time perform or solicit investment banking or other services for, or from, any entity mentioned herein.

To the extent that Structured Investments are issued by HSBC USA Inc. HSBC USA Inc. has filed a registration statement (including a prospectus) with the SEC for the offering by it to which this communication relates. Before you invest, you should carefully read the prospectus in that registration statement and other documents that the issuer has filed with the SEC relating to such offering for more complete information about that issuer and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov or by visiting the Structured Investments website at http://www.hsbcnet.com/gbm/products-services/trading-sales/structured-products/united-states. Alternatively, the issuer, any agent or any dealer participating in the particular offering will arrange to send you the prospectus and other documents relating to any such offering upon your calling toll-free 1-866-811-8049. You can also ask your broker or financial advisor to provide you with the prospectus and other documents.

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